Exhibit 99.1

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter, dated September 26, 2018, delivered to the Conflicts Committee of the Board of Directors of the general partner of StoneMor Partners L.P. (the “Partnership”), included as Annex A to the Proxy Statement/Prospectus of the Partnership which forms a part of the Registration Statement on Form S-4 of the Partnership (the “Registration Statement”), and the references to our firm in such Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act, or the rules and regulations of the SEC thereunder.

Dated: September 11, 2019

/s/ RAYMOND JAMES & ASSOCIATES, INC.